Exhibit – 99.1

Company Contact	Investor Relations
John Higgins	Ina McGuinness or Bruce Voss
Chief Financial Officer	Lippert/Heilshorn & Associates
(650) 843-2800	(310) 691-7100
jhiggins@connetics.com	imcguinness@lhai.com

Connetics Announces Submission of a New Drug Application For Actiza
(Clindamycin Phosphate Foam, 1%)

PALO ALTO, Calif., December 22, 2003 — Connetics Corporation (Nasdaq: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, today announced that it has submitted a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) for Actiza™, an investigational new drug formulation of 1% clindamycin delivered in the Company’s proprietary VersaFoam™ delivery system, as a potential new topical treatment for acne.

In September, Connetics announced positive results from its Phase III clinical trial with Actiza versus Clindagel® for the treatment of acne. Based on pre-NDA discussions, the FDA indicated that this 505(b)(2) application qualifies for exclusion from a user fee assessment.

According to the National Institute of Arthritis, Musculoskeletal and Skin Disorders (NIAMS), an estimated 17 million people in the U.S. are affected by acne, and an estimated 5.1 million people visit a physician for treatment per year. The prescription acne category is the largest segment of the dermatology market, and is estimated to be in excess of $1.5 billion annually in the U.S., not including oral antibiotics. Topical antibiotics, like clindamycin, are a major component of the prescription acne market and represent approximately one third of the market. Clindamycin is one of the most widely prescribed medications for acne.

About Connetics
Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05% and Luxiq® (betamethasone valerate) Foam, 0.12%. Connetics is also developing Extina™, a foam formulation of the antifungal drug ketoconazole, Actiza™, a foam formulation of clindamycin for treating acne, and Velac® Gel, a combination of clindamycin and tretinoin for treating acne. Connetics has branded its innovative foam drug delivery vehicle, VersaFoam™. These formulations aim to improve the management of dermatological diseases and provide significant product differentiation. For more information about

Connetics and its products, please visit www.connetics.com, or send an e-mail to ir@connetics.com.

This news release includes forward-looking statements, and predictions, in particular, statements about the market potential of Actiza. These statements represent the Company’s judgment as of the date of this news release and are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed in such forward-looking statements. Connetics faces risks and uncertainties that the filing of the NDA for Actiza may be delayed, that the FDA may not approve Actiza for sale, and that the expected market for Actiza may not materialize. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on Form 10-K/A-2 for the last fiscal year and Quarterly Report on Form 10-Q for the most recent fiscal quarter.

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Clindagel® is a registered trademark of Galderma.